Exhibit 99.1
PLANTRONICS, INC.
RESTRICTED STOCK PURCHASE AGREEMENT

I. NOTICE OF GRANT OF RESTRICTED STOCK

Purchaser:

Address:

You have been granted a right to purchase Shares of Restricted Stock, subject to the terms and conditions of this Agreement, as follows:

Date of Grant	_____________, 2005
Exercise Price Per Share	$0.01
Total Number of Shares of Restricted Stock	5,000
Total Purchase Price	$50.00
Expiration Date	_____________, 2005

YOU MUST EXERCISE THIS STOCK PURCHASE RIGHT BEFORE THE EXPIRATION DATE OR IT WILL TERMINATE AND YOU WILL HAVE NO FURTHER RIGHT TO PURCHASE THE SHARES.

II. AGREEMENT

1. Purchase and Sale of Shares. Pursuant to the offer letter by and between Purchaser and the Company dated as of July 11, 2005 (the “Offer Letter”), which such document is hereby incorporated by reference, Purchaser hereby purchases from the Company, and the Company hereby issues and sells to Purchaser, an aggregate of 5,000 shares of Common Stock (the “Shares”), at a price of $0.01 per share or an aggregate purchase price of $50.00. The Company will, promptly after execution of this Agreement, issue a certificate representing the Shares registered in the name of Purchaser, which certificate will be held in escrow pursuant to the provisions of Section 5 hereof. In return, the Purchaser will deliver to the Company (a) an executed counterpart of this Agreement and stock assignment attached hereto as Exhibit A, and (b) the purchase price of the Shares in the form of a check payable to the Company.

2. Definitions. As used herein, the following definitions will apply:

(a) “Board” means the Board of Directors of the Company or any committee of an individual or individuals that has been designated by the Board to administer this Agreement.

(b) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(c) “Common Stock” means the common stock of the Company.

(d) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(e) “Director” means a member of the Board.

(f) “Employee”means any person employed by the Company or any Parent or Subsidiary of the Company. An Employee will not cease to be such in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. Neither service as a Director nor payment of a Director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(g) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange (NYSE), its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Board.

(h) “Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(i) “Service Provider” means an Employee, Director or Consultant.

(j) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

(k) “Unvested Shares”means those Shares that, as of any particular date, have not vested in accordance with the vesting schedule set forth in Section 4 below.

(l) “Vesting Commencement Date” will mean [________], 2005.

3. Vesting.

The Shares will vest and be released from the Company’s Reacquisition Right (as hereinafter defined) in accordance with the following provisions:

(a) One-third (1/3rd) of the Shares will vest on each of the first three anniversaries of the Vesting Commencement Date.

(b) Vesting under this Section will cease in the event that Purchaser ceases to be a Service Provider. At such times, the provisions of Section 4 hereof will apply to all Shares that are Unvested Shares as of the date of such termination.

4. Forfeiture. In the event Purchaser ceases to be a Service Provider for any or no reason (including death or disability) before all of the Shares of Restricted Stock are released from the Company’s Reacquisition Right (see Section 3), all such Shares will thereupon be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company (the “Reacquisition Right”). Purchaser will not be entitled to a refund of the price paid for any Shares of Restricted Stock returned to the Company pursuant to this Section 5. Upon such termination, the Company will become the legal and beneficial owner of the Shares of Restricted Stock being forfeited and reacquired by the Company and all rights and interests therein or relating thereto, and the Company will have the right to retain and transfer to its own name the number of Shares of Restricted Stock being reacquired by the Company.

5. Escrow of Shares.

(a) All Shares of Restricted Stock will, upon execution of this Agreement, be delivered and deposited with an escrow holder designated by the Company (the “Escrow Holder”). The Shares of Restricted Stock and stock assignment attached hereto as Exhibit A will be held by the Escrow Holder until such time as the Company’s Reacquisition Right expires or the date Purchaser’s status as a Service Provider terminates.

(b) The Escrow Holder will not be liable for any act it may do or omit to do with respect to holding the Unvested Shares in escrow while acting in good faith and in the exercise of its judgment.

(c) Upon the date Purchaser’s status as a Service Provider terminates for any reason, the Escrow Holder, upon receipt of written notice of such termination, will take all steps necessary to accomplish the transfer of the Unvested Shares to the Company. Purchaser hereby appoints the Escrow Holder with full power of substitution, as Purchaser’s true and lawful attorney-in-fact with irrevocable power and authority in the name and on behalf of Purchaser to take any action and execute all documents and instruments, including, without limitation, stock powers which may be necessary to transfer the certificate or certificates evidencing such Unvested Shares to the Company upon such termination.

(d) When a portion of the Shares has been released from the Reacquisition Right, upon request, the Escrow Holder will take all steps necessary to accomplish the transfer of the Unvested Shares to Purchaser.

(e) Subject to the terms hereof, Purchaser will have all the rights of a shareholder with respect to the Shares while they are held in escrow, including without limitation, the right to vote the Shares and to receive any cash dividends declared thereon.

(f) In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, share combination, or other change in the corporate structure of the Company affecting the Common Stock, the Shares of Restricted Stock will be increased, reduced or otherwise changed, and by virtue of any such change Purchaser will in his capacity as owner of Unvested Shares that have been awarded to him be entitled to new or additional or different shares of stock, cash or securities (other than rights or warrants to purchase securities); such new or additional or different shares, cash or securities will thereupon be considered to be Unvested Shares and will be subject to all of the conditions and restrictions which were applicable to the Unvested Shares pursuant to this Agreement. If Purchaser receives rights or warrants with respect to any Unvested Shares, such rights or warrants may be held or exercised by Purchaser, provided that until such exercise any such rights or warrants and after such exercise any shares or other securities acquired by the exercise of such rights or warrants will be considered to be Unvested Shares and will be subject to all of the conditions and restrictions which were applicable to the Unvested Shares pursuant to this Agreement. The Board in its absolute discretion at any time may accelerate the vesting of all or any portion of such new or additional shares of stock, cash or securities, rights or warrants to purchase securities or shares or other securities acquired by the exercise of such rights or warrants.

(g) The Company may instruct the transfer agent for its Common Stock to place a legend on the certificates representing the Restricted Stock or otherwise note its records as to the restrictions on transfer set forth in this Agreement.

6. Withholding of Taxes. Notwithstanding any contrary provision of this Agreement, no certificate representing the Shares of Restricted Stock may be released from the escrow established pursuant to Section 5, unless and until satisfactory arrangements (as determined by the Board) will have been made by Purchaser with respect to the payment of income, employment and other taxes which the Company determines must be withheld with respect to such Shares. The Board, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Purchaser to satisfy such tax withholding obligation, in whole or in part, by (without limitation) (a) electing to have the Company withhold otherwise deliverable Shares, or (b) delivering to the Company already vested and owned Shares having a Fair Market Value, in each case equal to the minimum amount required to be withheld.

7. Section 83(b) Elections. Purchaser understands that Section 83 of the Code, taxes as ordinary income the difference between the amount paid for the Shares and the Fair Market Value of the Shares as of the date any restrictions on the Shares lapse. In this context, “restriction” means the right of the Company to reacquire the Shares pursuant to the Reacquisition Right. Purchaser understands that he may elect to be taxed at the time the Shares are purchased rather than when any restrictions applicable to the Shares lapse, by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days from the date of the Date of Grant. Purchaser understands that failure to make this filing in a timely manner will result in the recognition of ordinary income by Purchaser, as any restrictions applicable to the Shares lapse, on any difference between the purchase price and the Fair Market Value of the Shares at the time such restrictions lapse. A form of Election under Section 83(b) is attached to the Agreement as Exhibit B for reference.

PURCHASER ACKNOWLEDGES THAT IT IS PURCHASER’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b) OF THE CODE, EVEN IF PURCHASER REQUESTS THE COMPANY OR ITS REPRESENTATIVE TO MAKE THIS FILING ON PURCHASER’S BEHALF.

8. Additional Actions. The parties will execute such further instruments and take such further action as may reasonably be necessary to carry out the intent of this Agreement.

9. General Provisions.

(a) This Agreement will be governed by the internal substantive laws, but not the choice of law rules of Pennsylvania. This Agreement, together with the Offer Letter, represents the entire agreement between the parties with respect to the purchase of the Shares by Purchaser. In the event of a conflict between the terms and conditions of the Offer Letter and the terms and conditions of this Agreement, the terms and conditions of this Agreement will prevail.

(b) Any notice, demand or request required or permitted to be given by either the Company or Purchaser pursuant to the terms of this Agreement will be in writing and will be deemed given when delivered personally or deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties at the addresses of the parties set forth at the end of this Agreement or such other address as a party may request by notifying the other in writing.

Any notice to the Escrow Holder will be sent to the Company’s address with a copy to the other party hereto.

(c) The rights of the Company under this Agreement will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of Purchaser under this Agreement may only be assigned with the prior written consent of the Company.

(d) Either party’s failure to enforce any provision of this Agreement will not in any way be construed as a waiver of any such provision, nor prevent that party from thereafter enforcing any other provision of this Agreement. The rights granted both parties hereunder are cumulative and will not constitute a waiver of either party’s right to assert any other legal remedy available to it.

(e) Purchaser agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

(f) Purchaser acknowledges and agrees that the vesting of Shares of Restricted Stock pursuant to Section 3 hereof is earned only by continuing as a Service Provider at the will of the Company or its Parent or Subsidiary employing Purchaser (and not through the act of being hired or purchasing Shares hereunder). Purchaser further acknowledges and agrees that this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as a Service Provider for the vesting period, for any period, or at all, and will not interfere with Purchaser’s right or the Company’s (or its Parent’s or Subsidiary’s) right to terminate Purchaser’s relationship as a Service Provider at any time, with or without cause.

By Purchaser’s signature below, Purchaser represents that he or she is familiar with the terms and provisions of this Agreement and hereby accepts it subject to all of the terms and provisions hereof. Purchaser has reviewed this Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of this Agreement. Purchaser agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under this Agreement. Purchaser further agrees to notify the Company upon any change in the residence indicated below.

IN WITNESS WHEREOF, this Agreement is deemed made as of the date first set forth above.

PLANTRONICS, INC.

By _________________________________________________

Title _________________________________________________

PURCHASER

______________________________________________________

ADDRESS:

________________________________________________________

________________________________________________________

________________________________________________________

EXHIBIT A

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED I, __________________________, hereby sell, assign and transfer unto Plantronics, Inc. _____________ shares of the Common Stock of Plantronics, Inc. standing in my name of the books of said corporation represented by Certificate No. _____ herewith and do hereby irrevocably constitute and appoint ______________________________ to transfer the said stock on the books of the within named corporation with full power of substitution in the premises.

This Stock Assignment may be used only in accordance with the Restricted Stock Award Agreement between Plantronics, Inc. and the undersigned dated ______________, ____ (the “Agreement”).

Dated: _______________, _____  Signature:______________________________

INSTRUCTIONS: Please do not fill in any blanks other than the signature line. The purpose of this assignment is to enable the Company to exercise its Reacquisition Right as set forth in the Agreement, without requiring additional signatures on the part of Optionee.

EXHIBIT B

ELECTION UNDER SECTION 83(b)
OF THE INTERNAL REVENUE CODE OF 1986

The undersigned taxpayer hereby elects, pursuant to the above-referenced Federal Tax Code, to include in taxpayer’s gross income for the current taxable year, the amount of any compensation taxable to taxpayer in connection with his receipt of the property described below:

1. The name, address, taxpayer identification number and taxable year of the undersigned are as follows:

NAME :	TAXPAYER:________________________________	SPOUSE:_______________________________________

ADDRESS:

IDENTIFICATION NO.:	TAXPAYER:_________________________________	SPOUSE:________________________________________

TAXABLE YEAR: Calendar Year _____

2.	The property with respect to which the election is made is described as follows: _____ shares (the “Shares”) of the Common Stock of Plantronics, Inc., a Delaware corporation (the “Company”).

3. The date on which the property was transferred is: ___________________ , _____.

4. The property is subject to the following restrictions:

The Shares may be repurchased by the Company, or its assignee, on certain events. This right lapses with regard to a portion of the Shares based on the continued performance of services by the taxpayer over time.

5.	The fair market value at the time of transfer, determined without regard to any restriction other than a restriction which by its terms will never lapse, of such property is: $_____.

6. The amount (if any) paid for such property is: $________.

The undersigned has submitted a copy of this statement to the person for whom the services were performed in connection with the undersigned’s receipt of the above-described property. The transferee of such property is the person performing the services in connection with the transfer of said property.

The undersigned understands that the foregoing election may not be revoked except with the consent of the Commissioner.

Date: _______________________________ , _____
        Taxpayer

The undersigned spouse of taxpayer joins in this election.

Dated: ______________________________ , _____
                             Spouse of Taxpayer